Exhibit 99.1

MOMENTA PHARMACEUTICALS, INC.	675 WEST KENDALL STREET	T: 617.491.9700 F: 617.621.0430
	CAMBRIDGE, MA 02142	WWW.MOMENTAPHARMA.COM

MOMENTA PHARMACEUTICALS PRICES
UNDERWRITTEN OFFERING OF COMMON STOCK

CAMBRIDGE, MA — September 23, 2009 — Momenta Pharmaceuticals, Inc. (NASDAQ:MNTA), a biotechnology company specializing in the characterization and engineering of complex drugs, today announced the pricing of an underwritten offering of 4,000,000 shares of its common stock at a price of $10.75 per share.  After underwriting discounts and commissions and estimated offering expenses, Momenta expects to receive net proceeds of approximately $40.6 million.  All of the shares are being sold by Momenta.  In addition, Momenta has granted the underwriter a 30-day option to purchase up to an additional 600,000 shares of the Company’s common stock to cover overallotments.  The offering is expected to close on September 28, 2009, subject to customary closing conditions.

The shares will be issued pursuant to a shelf registration statement on Form S-3 previously filed with and declared effective by the Securities and Exchange Commission.  Momenta also will file with the Securities and Exchange Commission a prospectus supplement with respect to the offering.  Leerink Swann LLC is acting as sole book-running manager for the offering.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy any securities of Momenta Pharmaceuticals, Inc., nor shall there be any sale of securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.  Copies of the prospectus supplement and accompanying prospectus may be obtained, when available, from Leerink Swann LLC, Attention: Syndicate Department, One Federal Street, 37th Floor, Boston, MA 02110, or by calling toll free, at 1-800-808-7525, Ext. 4814.

About Momenta

Momenta Pharmaceuticals is a biotechnology company, headquartered in Cambridge, MA, specializing in the detailed structural analysis of complex mixture drugs.  Momenta is applying its technology to the development of generic versions of complex drug products, as well as to the discovery and development of novel drugs.

Contacts:

Beverly Holley

Momenta Pharmaceuticals, Inc.

bholley@momentapharma.com

617-395-5189